Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

Castle Brands Announces Fiscal 2010 Second Quarter Results

NEW YORK, NY, November 16, 2009 — Castle Brands Inc. (NYSE Amex: ROX), an emerging developer and international marketer of premium branded spirits and fine wine, today reported financial results for the three and six months ended September 30, 2009.

In the fiscal 2010 second quarter, the Company had net sales of $8.7 million, an increase from net sales of $7.4 million in the comparable prior year period. The Company had a net loss attributable to common stockholders of $471,000, or $(0.00) per basic and diluted share, in the fiscal 2010 second quarter, compared to a net loss attributable to common stockholders of $6.1 million, or $(0.39) per basic and diluted share, in the comparable fiscal 2009 period. Net loss per basic and diluted share for fiscal 2010 was positively impacted by the increase in common shares outstanding resulting from the October 2008 $15 million private placement and note conversion and the issuance of common stock in the Betts & Scholl acquisition. The fiscal 2010 second quarter results included a foreign exchange gain of $543,000 due to a weakening U.S. dollar as compared to a foreign exchange loss of $1.8 million in the prior year period.

U.S. case sales increased to 67,351 nine liter cases in the fiscal 2010 second quarter from 57,511 cases in the prior year period. International case sales decreased to 18,944 cases in the fiscal 2010 second quarter as compared to 27,596 cases in the prior year period. Total case sales for the fiscal 2010 second quarter were 86,295 cases as compared to 85,107 cases in the prior year period. Second quarter 2010 case sales included sales of the Company’s recently launched Tierras tequila, the first USDA certified organic tequila, and Jefferson’s Presidential Select bourbon.

Net sales for the six months ended September 30, 2009 were $14.6 million compared to net sales of $13.3 million in the comparable prior year period. The Company had a net loss attributable to common stockholders of $1.0 million, or $(0.01) per basic and diluted share, in the six months ended September 30, 2009, compared to a net loss attributable to common stockholders of $10.4 million, or $(0.67) per basic and diluted share, in the comparable fiscal 2009 period. Results for the six months ended September 30, 2009 included a $270,000 gain on the exchange of its remaining outstanding 3% note payable for common stock and a foreign exchange gain of $1.6 million due to a weakening U.S. dollar as compared to a foreign exchange loss of $1.9 million in the prior year period.

U.S. case sales for the six months ended September 30, 2009 grew to 115,228 nine liter cases from 106,448 cases in the prior year period. International case sales decreased to 32,735 cases in the six months ended September 30, 2009 as compared to 45,968 cases in the prior year period. Total case sales for the six months ended September 30, 2009 were 147,963 cases as compared to 152,416 cases in the prior year period.

Richard J. Lampen, President and Chief Executive Officer, said, “We have improved margins and controlled our expenses and are pleased with Castle Brands’ results for the quarter and the significant progress we are making toward achieving profitability. Additionally, our recent Betts & Scholl acquisition and the creation of a Fine Wines division headed by Master Sommelier Richard Betts provide us with new opportunities in this segment and underscore our commitment to growing our premium brands and pursuing strategic brand acquisitions.”

John Glover, Chief Operating Officer, continued, “We are continuing to see the positive impact of our sales and marketing efforts in the U.S. In particular, targeted marketing activities and the launch of Gosling’s Stormy Ginger Beer accelerated the growth of our flagship Gosling’s rum brand. Beyond this, our recently-launched Jefferson’s Presidential Select 17 year old Bourbon has received both critical acclaim and marketplace acceptance. Finally, as we seek to add strategic international partners, we were pleased to add Arcus as our new Nordic Region distribution partner during the quarter.”

Betts & Scholl Acquisition

In September 2009, the Company, through its subsidiary, acquired the assets of Betts & Scholl, LLC, a premium wine maker formed in 2003 by Master Sommelier Richard Betts and Dennis Scholl. In the transaction, Castle Brands issued to the sellers a total of 7.14 million shares of Castle Brands common stock and approximately $1.1 million of cash and notes. Dennis Scholl joined the Castle Brands Board of Directors, where he serves as an independent director, and Richard Betts joined Castle Brands as a Vice President and head of its newly-formed Fine Wine Division.

About Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium beverage alcohol brands, including Boru® Vodka, Gosling’s Rum®, Pallini® LimoncelloTM, RaspicelloTM and PeachcelloTM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’sTM, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Betts & SchollTM wines, Celtic Crossing® Liqueur, Brady’s® Irish Cream and TierrasTM tequila.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K, as amended, for the year ended March 31, 2009, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	September 30,
			September 30,
	2009	2008	2009	2008
Sales, net*	$8,707,569	$7,431,100	$14,561,795	$13,322,495
Cost of sales*	5,749,934	5,085,928	9,295,154	9,038,613

Gross profit	2,957,635	2,345,172	5,266,641	4,283,882

Selling expense	2,418,223	3,874,105	5,097,713	7,303,449
General and administrative expense	1,375,624	2,146,424	2,749,708	4,218,397
Depreciation and amortization	227,360	244,352	446,732	487,859

Loss from operations	(1,063,572)	(3,919,709)	(3,027,512)	(7,725,823)

Other income	143	9,811	145	25,384
Other expense	(11,469)	(16,487)	(21,681)	(28,212)
Foreign exchange gain (loss)	542,544	(1,822,077)	1,584,497	(1,920,988)
Interest income (expense), net	8,076	(528,894)	26,857	(1,034,244)
Gain on exchange of 3% note payable	—	—	270,275	—
Income tax benefit	37,038	37,038	74,076	74,076

Net loss	(487,240)	(6,240,318)	(1,093,343)	(10,609,807)
Net loss attributable to noncontrolling interests	15,779	106,857	62,889	174,165

Net loss attributable to common stockholders	$(471,461)	$(6,133,461)	$(1,030,454)	$(10,435,642)

Net loss per common share, basic and diluted, attributable to common stockholders	$(0.00)	$(0.39)	$(0.01)	$(0.67)

Weighted average shares used in computation, basic and diluted, attributable to common stockholders	102,588,639	15,629,776	102,151,195	15,629,776

*	Sales, net and Cost of sales include excise taxes of $1,530,181 and $1,127,135 for the three months ended September 30, 2009 and 2008, respectively, and $2,704,785 and $2,105,189 for the six months ended September 30, 2009 and 2008, respectively.